Exhibit 99.2

Noble Rock Acquisition Corporation Announces Closing of

$241.5 Million Initial Public Offering

WILMINGTON, DE – Noble Rock Acquisition Corporation (the “Company”) announced today that it closed its initial public offering of 24,150,000 units, which included the full exercise of the underwriters’ over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $241,500,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “NRACU” on February 2, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “NRAC” and “NRACW,” respectively.

Noble Rock Acquisition Corporation was founded by Whitney A. Bower. The Board of Directors includes Michael Alter, Dave Habiger, David Lang, Pete Low and Aemish Shah. The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on the software and tech-enabled services sectors.

Stifel, Oppenheimer & Co. and William Blair are acting as joint book-running managers.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor Baltimore, Maryland 21202, by email: syndprospectus@Stifel.com or by telephone at (855) 300-7136; Oppenheimer & Co. Inc., Attn: Oppenheimer & Co. Inc., 85 Broad Street, New York, New York 10004 or by email: EquityProspectus@opco.com; William Blair & Company, L.L.C., Attn: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

A registration statement relating to the securities became effective on February 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Noble Rock Acquisition Corporation

info@noblerockacquistioncorp.com